BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

Fitch reaffirms BRF’s global scale rating at “BBB”

BRF S.A. (“BRF” or "Company") (BOVESPA: BRFS3; NYSE: BRFS) hereby informs its shareholders and the market in general that the international credit rating agency Fitch (“Fitch”) maintained BRF’s global scale rating at BBB.

In accordance with a note disclosed on October 5th, 2016, the affirmation of the rating reflects the Company's strong business profile and adequate leverage. The note also indicates that BRF´s liquidity remains strong and supports the Company´s solid credit profile. Fitch also expects BRF to continue to pursue acquisitions to expand internationally, enhancing the Company’s strong business profile and reducing its exposure to Brazil.

Therefore, BRF maintains the same investment grade level, as well as its position with three (3) notches above the Brazilian sovereign rating in foreign currency, underpinning the Company´s financial flexibility and ability to support its international expansion plan.

São Paulo, October 6th, 2016.

José Alexandre Carneiro Borges
Chief Financial and Investor Relations Officer